Exhibit 4.1

Exhibit Q – Final Form

SCHEDULE TO MERGER AGREEMENT

REGISTRATION RIGHTS

1.	GENERAL

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Schedule, the following terms shall have the following meanings:

(a)               “Holders” means the Persons listed on the Exhibit A to this Schedule (individually, a “Holder”).

(b)               “Initial Filing Deadline” means the date as soon as reasonably practicable following the Closing Date, which in no event shall be later than 60 calendar days after the Closing Date; provided, however, that the Initial Filing Deadline shall be extended as reasonably necessary until the time at which the Requisite Seller Financial Statements are available to the extent they are not available 60 calendar days after the Closing Date.

(c)               “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more registration statements of the Parent in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the SEC.

(d)               “Registrable Securities” means the Restricted Shares. As to any particular Registrable Securities, such securities shall not be Registrable Securities when (i) a Resale Registration Statement registering such Registrable Securities under the Securities Act has been declared effective and such Registrable Securities have been sold, transferred or otherwise disposed of by the Holder thereof pursuant to such effective Resale Registration Statement, (ii) such Registrable Securities are sold, transferred or otherwise disposed of pursuant to Rule 144, (iii) such securities cease to be outstanding, or (iv) such securities have become eligible for sale by the applicable Holder pursuant to Rule 144 without any restriction on the volume or manner of such sale.

(e)             “Resale Registration Statement” means a registration statement of Parent filed under the Securities Act covering the resale of Registrable Securities.

(f)                “Requisite Seller Financial Statements” means the financial statements of Parent (including pro forma financial information) that are required by the Securities Act to be included in the Resale Registration Statement.

(g)               “Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise.

(h)               “underwritten offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.

2.	REGISTRATION.

(a)               Subject to any Permitted Delay, Parent shall prepare, and, as soon as practicable but in no event later than the Initial Filing Deadline, file with or confidentially submit to the SEC a Resale Registration Statement on Form S-3 (or, if Parent is ineligible to file the Resale Registration Statement on Form S-3 at such time, such other form of registration as Parent shall determine is available to it for such purposes) covering the resale of all of the Registrable Securities. Each Holder who will include its shares in the Resale Registration Statement shall sign and return to Parent a Selling Stockholder questionnaire in customary form as requested by Parent (the “Questionnaire”). Parent shall use its commercially reasonable efforts to (i) cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof and (ii) keep such Resale Registration Statement continuously effective and in compliance with the Securities Act and useable until such time as the remaining Registrable Securities represent less than 500,000 shares of Parent Common Stock, including by filing successive replacement or renewal Registration Statements upon the expiration of such Resale Registration Statement. If (i) there is material non-public information regarding Parent the disclosure of which Parent determines would reasonably be expected to have a significant adverse effect on Parent and that Parent would not otherwise be required to disclose at such time or (ii) Parent determines the Resale Registration Statement proposed to be delayed or suspended would reasonably be expected to, if not delayed or suspended, have an adverse effect on any pending negotiation or plan of Parent to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction, in each case that, if consummated, would be material to Parent, then Parent shall be entitled, by providing written notice (a “Notice of Suspension”) to the Holders, to postpone or suspend filing or effectiveness of such Resale Registration Statement or use of the prospectus under the Resale Registration Statement (a “Permitted Delay”); provided Parent shall be entitled to Permitted Delays not more than twice in any twelve (12) month period and that do not exceed (x) sixty (60) consecutive days on any one occasion or (y) ninety (90) days in any twelve (12) month period (a “Suspension Period”). Parent agrees that it will terminate any Suspension Period as promptly as reasonably practicable and will promptly notify in writing any Holders that still hold Registrable Securities of such termination.

(b)               Parent shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, a prospectus, including any amendments or prospectus supplements thereto, to be used in connection with sales of the Registrable Securities under the Resale Registration Statement.

3.	PIGGYBACK REGISTRATIONS.

(a)               If prior to the filing of a Resale Registration Statement, Parent proposes to register any equity securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Parent pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of Parent (other than the Holders of Registrable Securities) (a “Piggyback Registration”), Parent shall give prompt written notice to each Holder of Registrable Securities of its intention to effect such a registration (but in no event less than ten (10) business days prior to the proposed date of filing of the applicable Registration Statement) and, subject to Section 3(b), shall include in such Registration Statement and in any offering of equity securities to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Holder for the account of such Holder, provided that Parent has received a written request for inclusion therein from such Holder no later than five (5) calendar days after the date on which Parent has given notice of the Piggyback Registration to Holder.

(b)               If the managing underwriter for an offering under a Piggyback Registration advises Parent in writing that, in the managing underwriter’s opinion, the number of equity securities proposed to be included in such offering, including all Registrable Securities and all other equity securities requested to be included in such offering, exceeds the number of equity securities which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), Parent shall include in such Piggyback Registration the securities as follows:

(i)                if the registration involves an underwritten primary offering on behalf of Parent, (A) first, all securities proposed to be sold by Parent for its own account; (B) second, all securities to be included in such registration pursuant to the terms of that certain Equity Commitment and Investment Agreement dated as of the date hereof between Parent and such investor (the “PIPE RRA”); (C) third, all Registrable Securities requested and required to be included in such registration pursuant to this Section 3, pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by all Holders that made such Piggyback Request; and (D) all other securities requested to be included in such registration by other holders of securities entitled to include such securities in such registration pursuant to piggyback registration rights.

(ii)              if the registration involves an underwritten offering that was initially requested by any Person(s) to whom Parent has granted registration rights which are not inconsistent with the rights granted in, and do not otherwise conflict with the terms of, the PIPE RRA or this Schedule, (A) first, the securities requested to be included in such underwritten offering by such other Person(s); (B) second, all Registrable Securities requested and required to be included in such registration pursuant to the PIPE RRA; (C) third, all Registrable Securities requested and required to be included in such registration pursuant to this Section 3, pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such registration by all Holders that made such Piggyback Request; and (D) fourth, all securities requested to be included in such registration by Parent for its own account.

4.	RELATED OBLIGATIONS.

With respect to the Resale Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2(a), Parent shall use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Parent shall have the following obligations:

(a)               Parent shall prepare and file with the SEC such amendments (including post- effective amendments) and supplements to any Resale Registration Statement and any prospectus used in connection with such Resale Registration Statement, as may be necessary to keep the Resale Registration Statement effective, subject to Permitted Delays and Section 4(b) hereof and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Parent covered by the Resale Registration Statement until such time as there are no remaining Registrable Securities. Should Parent file a post-effective amendment to the Resale Registration Statement, Parent will use its commercially reasonable efforts to have such filing declared effective by the SEC within thirty (30) consecutive Business Days following the date of filing, which such period shall be extended for an additional thirty (30) Business Days if Parent receives a comment letter from the SEC in connection therewith.

(b)               Subject to Permitted Delays, as promptly as reasonably practicable after becoming aware of such event or facts, Parent shall notify Equityholders’ Representative in writing if Parent has determined that the prospectus included in any Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and as promptly as reasonably practical (taking into account Parent’s good faith assessment of any adverse consequences to Parent and its stockholders of premature disclosure of such event or facts) prepare a prospectus supplement or amendment to such Resale Registration Statement to correct such untrue statement or omission, and, upon the Equityholders’ Representative request, deliver a copy of such prospectus supplement or amendment to the Equityholders’ Representative. In providing this notice to the Equityholders’ Representative, Parent shall not include any other information about the facts underlying Parent’s determination and shall not in any way communicate any material nonpublic information about Parent or the Common Stock to the Equityholders’ Representative or the Holders. In no event shall the delivery of a notice under this Section 4(b), or the resulting unavailability of a Resale Registration Statement, without regard to its duration, for disposition of securities by the Holders be considered a breach by Parent of its obligations under the Merger Agreement, including this Schedule.

(c)               If reasonably requested by the Equityholders’ Representative, Parent shall (i) promptly incorporate in a prospectus supplement or post-effective amendment to the Resale Registration Statement such information as the Equityholders’ Representative believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as promptly as practicable once notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Resale Registration Statement (including by means of any document incorporated therein by reference).

(d)               Parent shall use its commercially reasonable efforts to prepare and complete the Requisite Seller Financial Statements as promptly as practicable following the Closing Date and to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act.

(e)               Parent shall use its commercially reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by the Resale Registration Statement in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder reasonably requests in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect; provided, however, that Parent shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject.

5.	OBLIGATIONS OF THE HOLDERS.

(a)               Each Holder has furnished to Parent on the Questionnaire such information regarding itself and the Registrable Securities held by it and as reasonably requested by Parent in order to effect the registration of such Registrable Securities. Parent shall notify the Holders in writing of any other information Parent reasonably requires from the Holders in connection with any Registration Statement hereunder. Each Holder will as promptly as practicable notify Parent of any material change in such information, other than changes in its ownership of Common Stock.

(b)               Each Holder agrees to cooperate with Parent as reasonably requested by Parent in connection with the preparation and filing of any amendments and supplements to any Registration Statement hereunder.

6.	EXPENSES OF REGISTRATION.

All reasonable expenses of Parent, other than sales or brokerage commissions incurred by the Holders and, in an aggregate amount not exceeding $20,000, the fees and disbursements of a single counsel for the Holders as selected by the Equityholders’ Representative in connection herewith, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3 of this Schedule, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for Parent, shall be paid by Parent.

7.	INDEMNIFICATION.

(a)               To the fullest extent permitted by law, Parent will, and hereby does, indemnify, hold harmless and defend each Holder, each Person, if any, who controls a Holder, the members, the directors, officers, partners, employees, agents, representatives of each Holder and each Person, if any, who controls a Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement (with the prior consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Resale Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus to the Resale Registration Statement or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Resale Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(a): (A) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about a Holder furnished in writing to Parent by such Holder or such Indemnified Person expressly for use in connection with the preparation of the Resale Registration Statement, or any such prospectus, amendment thereof or supplement thereto, if such prospectus was timely made available by Parent; and (B) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person.

(b)               In connection with the Resale Registration Statement or Prospectus, each Holder, severally and not jointly, agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 7(a), Parent, each of its directors, each of its officers who signed the Resale Registration Statement and each Person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about such Holder set forth as required by the Questionnaire or updated from time to time in writing by such Holder and furnished to Parent by such Holder expressly for inclusion in the Resale Registration Statement or prospectus or from the failure of such Holder to deliver or to cause to be delivered the prospectus made available by Parent; and, subject to Section 7(d) of this Schedule, such Holder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 7(b) and the agreement with respect to contribution contained in Section 8 of this Schedule shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that such Holder shall be liable under this Section 7(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net amount of proceeds actually received by such Holder as a result of the sale of Registrable Securities pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party.

(c)               Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 7 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be, and upon such notice, the indemnifying party shall not be liable to the Indemnified Person or Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Person or Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Person or Indemnified Party (together with all other Indemnified Persons and Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 7, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d)               The indemnity agreements contained in this Schedule shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

8.	CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 7 of this Schedule to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds actually received by such seller from the sale of such Registrable Securities.

9.	ASSIGNMENT OF REGISTRATION RIGHTS.

The Holders may not assign their rights under this Schedule, other than in connection with a transfer of Registrable Shares by a Holder to (i) an Affiliate of such Holder, (B) to a trust under which the distribution of Registrable Shares may be made only to such Holder and/or any Affiliate thereof or (C) by will or intestacy to a Holder that is a natural person’s estate, spouse, children, ancestors or any descendants of any ancestors, which such assignment shall in each case require prior written notice to Parent; provided that (i) each such transferee receives in such transfer at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), (ii) the transferring Holder delivers to Parent prior to such transfer written notice of the name and address of the transferee, (iii) each such transferee agrees in writing to be bound by the terms of this Schedule, and (iv) such assignment will be effective only if immediately following the transfer the transferee's further disposition of the securities is restricted under the Securities Act.

10.	AMENDMENT OF REGISTRATION RIGHTS.

The provisions of this Schedule, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of Parent and the Equityholders’ Representative.

11.	MISCELLANEOUS.

(a)            Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered if delivered in accordance with Section 10.3 of the Merger Agreement.

(b)              No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)              The terms of this Schedule and the Merger Agreement constitute the entire understanding among the Parties, including the Persons named on Exhibit A to this Schedule, with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Schedule and the Merger Agreement supersede all other prior oral or written agreements between the Holders, Parent, their affiliates and persons acting on their behalf with respect to the subject matter hereof and thereof.

(d)             Subject to the requirements of Section 9 of this Schedule, the terms of this Schedule shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the Parties hereto, including the Persons named on Exhibit A to this Schedule.

(e)              The headings in this Schedule are for convenience of reference and shall not form part of, or affect the interpretation of, this Schedule.

(f)               Each party to the Merger Agreement shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Schedule and the consummation of the transactions contemplated hereby.

(g)              The language used in this Schedule will be deemed to be the language chosen by the Parties to express their mutual intent and no rules of strict construction will be applied against any party.

(h)              The terms of this Schedule are for the sole benefit of Parent and the Persons named on Exhibit A to this Schedule and their respective successors and permitted assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Schedule; provided, however, that the Persons set forth in Section 7 of this Schedule shall be express third-party beneficiaries of the obligations of the parties hereto set forth in such Section 7.